Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated September 23, 2015

Relating to Preliminary Prospectus Supplement dated September 23, 2015 to

Prospectus dated August 25, 2015

Registration No. 333-206568

FINAL PRICING TERMS

$750,000,000 2.60% Senior Notes due 2020

Issuer:	Sysco Corporation

Guarantee:	Unconditionally guaranteed by certain subsidiaries of Sysco Corporation

Title of Security:	2.60% Senior Notes due 2020

Principal Amount:	$750,000,000

Maturity Date:	October 1, 2020

Coupon:	2.600%

Interest Payment Dates:	April 1 and October 1, commencing April 1, 2016

Price to Public:	99.809% of the principal amount

Benchmark Treasury:	1.375% due August 31, 2020

Benchmark Treasury Yield:	1.441%

Spread to Benchmark Treasury:	T + 120 bps

Yield to Maturity:	2.641%

Optional Redemption Provision:

Make-Whole Call:	T + 20 bps

Par Call:	On or after September 1, 2020 (one month prior to maturity)

Change of Control:	Upon the occurrence of both (i) a change of control of Sysco Corporation and (ii) a downgrade of the notes below an investment grade within a specified period, as more particularly described in the preliminary prospectus supplement, Sysco Corporation will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase.

Trade Date:	September 23, 2015

Expected Settlement Date:	T + 3; September 28, 2015

CUSIP/ISIN Numbers:	871829 AX5 / US871829AX53

Anticipated Ratings*:	A2 (Negative) by Moody’s Investors Service, Inc. A- (Negative) by Standard & Poor’s Ratings Services

Joint Book-Running Managers:	Goldman, Sachs & Co. J.P. Morgan Securities LLC TD Securities (USA) LLC Wells Fargo Securities, LLC HSBC Securities (USA) Inc. U.S. Bancorp Investments, Inc.
Co-Managers:

PNC Capital Markets LLC

Santander Investment Securities Inc.

The Williams Capital Group, L.P.

BB&T Capital Markets, a division of BB&T Securities, LLC

Rabo Securities USA, Inc.

BNY Mellon Capital Markets, LLC

Comerica Securities, Inc.

$750,000,000 3.75% Senior Notes due 2025

Issuer:	Sysco Corporation

Guarantee:	Unconditionally guaranteed by certain subsidiaries of Sysco Corporation

Title of Security:	3.75% Senior Notes due 2025

Principal Amount:	$750,000,000

Maturity Date:	October 1, 2025

Coupon:	3.750%

Interest Payment Dates:	April 1 and October 1, commencing April 1, 2016

Price to Public:	100.00% of the principal amount

Benchmark Treasury:	2.000% due August 15, 2025

Benchmark Treasury Yield:	2.150%

Spread to Benchmark Treasury:	T + 160 bps

Yield to Maturity:	3.750%

Optional Redemption Provision:

Make-Whole Call:	T + 25 bps

Par Call:	On or after July 1, 2025 (three months prior to maturity)

Change of Control:	Upon the occurrence of both (i) a change of control of Sysco Corporation and (ii) a downgrade of the notes below an investment grade within a specified period, as more particularly described in the preliminary prospectus supplement, Sysco Corporation will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase.

Trade Date:	September 23, 2015

Expected Settlement Date:	T + 3; September 28, 2015

CUSIP/ISIN Numbers:	871829 AZ0 / US871829AZ02

Anticipated Ratings*:	A2 (Negative) by Moody’s Investors Service, Inc. A- (Negative) by Standard & Poor’s Ratings Services

Joint Book-Running Managers:	Goldman, Sachs & Co. J.P. Morgan Securities LLC TD Securities (USA) LLC Wells Fargo Securities, LLC HSBC Securities (USA) Inc. U.S. Bancorp Investments, Inc.
Co-Managers:

PNC Capital Markets LLC

Santander Investment Securities Inc.

The Williams Capital Group, L.P.

BB&T Capital Markets, a division of BB&T Securities, LLC

Rabo Securities USA, Inc.

BNY Mellon Capital Markets, LLC

Comerica Securities, Inc.

$500,000,000 4.85% Senior Notes due 2045

Issuer:	Sysco Corporation

Guarantee:	Unconditionally guaranteed by certain subsidiaries of Sysco Corporation

Title of Security:	4.85% Senior Notes due 2045

Principal Amount:	$500,000,000

Maturity Date:	October 1, 2045

Coupon:	4.850%

Interest Payment Dates:	April 1 and October 1, commencing April 1, 2016

Price to Public:	99.921% of the principal amount

Benchmark Treasury:	3.000% due May 15, 2045

Benchmark Treasury Yield:	2.955%

Spread to Benchmark Treasury:	T + 190 bps

Yield to Maturity:	4.855%

Optional Redemption Provision:

Make-Whole Call:	T + 30 bps

Par Call:	On or after April 1, 2045 (six months prior to maturity)

Change of Control:	Upon the occurrence of both (i) a change of control of Sysco Corporation and (ii) a downgrade of the notes below an investment grade within a specified period, as more particularly described in the preliminary prospectus supplement, Sysco Corporation will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase.

Trade Date:	September 23, 2015

Expected Settlement Date:	T + 3; September 28, 2015

CUSIP/ISIN Numbers:	871829 AY3 / US871829AY37

Anticipated Ratings*:	A2 (Negative) by Moody’s Investors Service, Inc. A- (Negative) by Standard & Poor’s Ratings Services

Joint Book-Running Managers:	Goldman, Sachs & Co. J.P. Morgan Securities LLC TD Securities (USA) LLC Wells Fargo Securities, LLC HSBC Securities (USA) Inc. U.S. Bancorp Investments, Inc.
Co-Managers:

PNC Capital Markets LLC

Santander Investment Securities Inc.

The Williams Capital Group, L.P.

BB&T Capital Markets, a division of BB&T Securities, LLC

Rabo Securities USA, Inc.

BNY Mellon Capital Markets, LLC

Comerica Securities, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and related preliminary prospectus supplement with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll free at 1-866-471-2526, J.P. Morgan Securities LLC at 212-834-4533, TD Securities (USA) LLC at 1-855-495-9846 and Wells Fargo Securities, LLC at 1-800-645-3751.